PRICING SUPPLEMENT No. 3864
---------------------------
(To prospectus dated November 21, 2002 and prospectus supplement dated November 22, 2002)

                                  $750,000,000
                      General Electric Capital Corporation
                       5.875% Notes due February 18, 2033

                                   ----------

         We are offering $750,000,000 of 5.875% Notes due February 18, 2033 (the "Notes"). The Notes will be our senior obligations and will rank on a parity with all of our existing and future unsecured and unsubordinated indebtedness. We will pay interest on the Notes on February 20th, May 20th, August 20th and November 20th of each year and on the Maturity Date. The first such payment will be on May 20, 2003. We may redeem the Notes, in whole or in part, at any time on or after February 20, 2008 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The Notes will be issued in minimum denominations of $25 and integral multiples thereof.

         We intend to list the Notes on the New York Stock Exchange and expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the original issue date. The Notes are expected to trade "flat," meaning that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not included in the trading price.

                                                   Per Note     Total
                                                   --------     -----
     Public offering price (1) .................... 100.00%  $ 750,000,000
     Underwriting discount.........................   3.15%  $  23,625,000
     Proceeds, before expenses, to
       the Company ................................  96.85%  $ 726,375,000

         (1) Plus accrued interest from February 20, 2003, if settlement occurs after that date.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this pricing supplement or the related prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

         The Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about February 20, 2003.

                                   ----------

Merrill Lynch & Co.
          Morgan Stanley
                    Salomon Smith Barney
                              UBS Warburg
                                        Wachovia Securities

                                   ----------

           The date of this pricing supplement is February 13, 2003.

         You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this pricing supplement.

                                   ----------

                               TABLE OF CONTENTS

                               Pricing Supplement

                                                                            Page
                                                                            ----
Alternative Settlement Date................................................ PS-3
The Company................................................................ PS-3
Description of the Notes................................................... PS-3
United States Tax Considerations........................................... PS-7
Underwriting............................................................... PS-9

                             Prospectus Supplement

                                                                            Page
                                                                            ----
About this Prospectus Supplement........................................... S-2
Documents Incorporated by Reference........................................ S-2
Risks of Foreign Currency Notes and Indexed Notes.......................... S-3
Description of Notes....................................................... S-5
Global Clearance and Settlement Procedures................................. S-23
Capitalization of General Electric Capital Corporation..................... S-25
Selected Consolidated Earnings and Financial Position Data of
  General Electric Capital Corporation..................................... S-26
United States Tax Considerations........................................... S-27
European Union Savings Tax Directive....................................... S-33
Plan of Distribution....................................................... S-33
Legal Opinions............................................................. S-36
General Information........................................................ S-36
Glossary .................................................................. S-38

                                   Prospectus

                                                                            Page
                                                                            ----
Where You Can Get More Information on GECC.................................  2
The Company................................................................  3
Use of Proceeds ...........................................................  3
Plan of Distribution.......................................................  4
Securities Offered ........................................................  5
Description of Debt Securities.............................................  5
Description of Warrants....................................................  9
Description of the Preferred Stock......................................... 10
Description of Support Obligations and Interests Therein................... 13
Legal Opinions............................................................. 16
Experts ................................................................... 16

                                   ----------

         In this pricing supplement, the "Company", "we", "us" and "our" refer to General Electric Capital Corporation. Capitalized terms used in this pricing supplement which are defined in the prospectus supplement shall have the meanings assigned to them in the prospectus supplement.

                          ALTERNATIVE SETTLEMENT DATE

         It is expected that delivery of the Notes will be made on or about the date specified on the cover page of this pricing supplement, which will be the fourth Business Day following the date of this pricing supplement. Under Rule 15c6-1 of the Securities Exchange Commission ("SEC") under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of this pricing supplement or the next succeeding Business Day will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of Notes who wish to trade Notes on the date of this pricing supplement or the next succeeding Business Day should consult their own advisors.

                                  THE COMPANY

General

         At September 28, 2002 the Company had outstanding indebtedness totaling $252.640 billion, consisting of notes payable within one year, senior Notes payable after one year and subordinated Notes payable after one year. The total amount of outstanding indebtedness at September 28, 2002 excluding subordinated Notes payable after one year was equal to $251.682 billion.

Consolidated Ratio of Earnings to Fixed Charges

         The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                  Year Ended December 31,                 Nine Months
                  -----------------------                   ended
     1997      1998      1999      2000      2001      September 28, 2002
     ----      ----      ----      ----      ----      ------------------
     1.48      1.50      1.60      1.52      1.72            1.66

         For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

                            DESCRIPTION OF THE NOTES

General

         We provide information to you about the Notes in three separate documents:

     o this pricing supplement which specifically describes the Notes being offered;

     o the accompanying prospectus supplement which describes the Company's Global Medium-Term Notes, Series A; and

     o the accompanying prospectus which describes generally the debt securities of the Company.

The Notes are "senior, unsecured debt securities" as described in the accompanying prospectus and "fixed rate notes" as described in the accompanying prospectus supplement. This description supplements the description of the general terms and provisions of the debt securities found in the accompanying prospectus and prospectus supplement.

         The Notes

     o   will be our senior, unsecured obligations,

     o will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding,

     o will initially be limited in aggregate principal amount to $750,000,000; we may, without the consent of the holders, increase such principal amount in the future, on the same terms and conditions and with the same CUSIP number as the Notes being offered hereby,

     o   will mature on February 18, 2033,

     o will be issued in minimum denominations of $25 and integral multiples thereof,

     o will be redeemable at our option, in whole or in part, at any time on or after February 20, 2008 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date, and

     o   are expected to be listed on the New York Stock Exchange.

Quarterly Payments

         Interest on the Notes will accrue from February 20, 2003 at a rate of 5.875% per annum and will be payable initially on May 20, 2003 and thereafter quarterly on February 20th, May 20th, August 20th and November 20th of each year and on the Maturity Date (each an "Interest Payment Date"). On an Interest Payment Date, interest will be paid to the persons in whose names the Notes were registered as of the record date. With respect to any Interest Payment Date, for so long as the Notes are represented by global securities, the record date will be the close of business on the Business Day prior to the relevant Interest Payment Date, and in the case the Notes are no longer represented by global securities, the record date will be the close of business on the 15th calendar day (whether or not a Business Day) prior to the relevant Interest Payment Date.

         The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year. If any Interest Payment Date falls on a Saturday, Sunday, legal holiday or a day on which banking institutions in The City of New York are authorized by law or regulation to close, then payment of interest may be made on the next succeeding Business Day and no additional interest will accrue because of such delayed payment.

Redemption and Repayment

         The Notes will be redeemable at our option, in whole or in part, at any time on or after February 20, 2008, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. Additionally, we may at any time repurchase Notes at any price in the open market and may hold, resell or surrender such Notes to the Trustee for cancellation. You will not have the right to require us to repay Notes prior to Maturity. The Notes are not subject to any sinking fund provision.

Trading Characteristics

         We expect the Notes to trade at a price that takes into account the value, if any, of accrued and unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Notes that is not included in their trading price. Any portion of the trading price of a Notes that is attributable to accrued and unpaid interest will be treated as ordinary interest income for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Notes. See generally "United States Tax Considerations".

Book-Entry, Delivery and Form

         The Notes will be issued in the form of one or more fully registered global certificates (the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of Cede & Co., the Depository's nominee. Notes in definitive form will not be issued, unless the Depository notifies us that it is unwilling or unable to continue as depository for Global Notes and we do not appoint a successor depository within 90 days or unless we otherwise so determine in our sole discretion. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in the Depository. Investors may elect to hold interests in the Global Notes through either the Depository (in the United States) or Clearstream

Banking, societe anonyme ("Clearstream, Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") (in Europe) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depository. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries").

         Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations ("Clearstream, Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

         Distributions with respect to the Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

         Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator") under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

         Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

         Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

         Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between participants of the Depository ("DTC Participants") will occur in the ordinary way in accordance with the Depository's rules and will be settled in immediately available funds using the Depository's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

         Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Clearstream, Luxembourg or Euroclear Participants, on the other, will be effected in the Depository in accordance with the Depository's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to the Depository.

         Because of time-zone differences, credits of Notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the Depository settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear Participants or Clearstream, Luxembourg Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of Notes by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depository settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depository.

         Although the Depository, Clearstream, Luxembourg and the Euroclear Operator have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depository, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

                        UNITED STATES TAX CONSIDERATIONS

         The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in Notes. The following information replaces the information provided in the prospectus supplement under the caption "United States Tax Considerations." Except as discussed under "Non-U.S. Holders" and "Information Reporting and Backup Withholding," the discussion generally applies only to holders of Notes that are U.S. holders.

         You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the Notes. This summary deals only with U.S. holders that hold Notes as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold Notes as a hedge against currency risk or as a position in a "straddle," conversion or other integrated transaction, tax-exempt organization, certain former citizens and residents or a person whose "functional currency" is not the U.S. dollar.

         This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary. You should consult your tax adviser about the tax consequences of purchasing or holding Notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

Payments or Accruals of Interest

         Payments or accruals of interest on Notes will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting).

Purchase, Sale and Retirement of Notes

         Your tax basis in your Notes generally will be its cost, however, your tax basis does not include any portion of your purchase price which represents accrued but unpaid interest. You will generally recognize capital gain or loss on the sale or retirement of your Notes equal to the difference between the amount you realize on the sale or retirement (excluding any amounts attributable to accrued but unpaid interest which will be subject to tax in the manner described under "Payments or Accruals of Interest") and your tax basis in your Notes. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year and 18% where the property is held more than five years.

         The Notes trade "flat," which means that upon the disposition of Notes you will not receive a separate amount representing accrued interest. Notwithstanding the foregoing, the portion of the proceeds you receive upon the disposition of Notes that represents interest that has accrued from the last interest payment date must be treated for U.S. federal income tax purposes (and for U.S. federal income tax reporting purposes) as interest rather than disposition proceeds.

Non-U.S. Holders

         If you are a non-resident alien individual or a foreign corporation (a "non-U.S. holder"), the interest income that you derive in respect of the Notes generally will be exempt from the United States federal withholding tax. This exemption will apply to you provided that

     o you do not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and you are not a controlled foreign corporation that is related, directly or indirectly to us through stock ownership, and

     o the beneficial owner provides a statement (generally, an Internal Revenue Service Form W-8BEN) signed under penalties of perjury that includes its name and address and certifies that it is a non-U.S. person in compliance with applicable requirements (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. person).

         If you are a non-U.S. holder, any gain you realize on a sale, exchange or other disposition of Notes generally will be exempt from United States federal income tax, including withholding tax. This exemption will not apply to you if your gain is effectively connected with you conduct of a trade or business in the United States or you are an individual holder and are present in the United States for 183 days or more in the taxable year of the disposition and either your gain is attributable to an office or other fixed place of business that you maintain in the United States or you have a tax home in the United States.

         United States Federal estate tax will not apply to Notes held by you if at the time of death you were not a citizen or resident of the United States, you did not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and payments of interest on Notes would not have been effectively connected with the conduct by you of a trade or business in the United States.

         For purposes of applying the rules set forth under this heading "Non-U.S. Holders" to Notes held by an entity that is treated as fiscally transparent (for example, a partnership) for U.S. federal income tax purposes, the beneficial owner means each of the ultimate beneficial owners of the entity.

Information Reporting and Backup Withholding

         The paying agent must file information returns with the Internal Revenue Service in connection with payments made on Notes to certain U.S. holders. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of Notes. If you are a U.S. holder, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. If you are a non-U.S. holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim the exemption from withholding tax on interest income described above will satisfy these requirements. The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

         Subject to the terms and conditions set forth in a terms agreement dated February 13, 2003 between us and the underwriters named below (the "Underwriters"), incorporating the terms of a distribution agreement dated as of April 16, 2002, as amended, between us and the agents named in the prospectus supplement, we have agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, as principals, the respective principal amounts of the Notes set forth below opposite their names.

                                                                      Principal
                                                                        Amount
                    Underwriter                                        of Notes
                    -----------                                        --------
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated...........................................$ 129,375,000
Morgan Stanley & Co. Incorporated..................................  129,375,000
Salomon Smith Barney Inc ..........................................  129,375,000
UBS Warburg LLC....................................................  129,375.000
Wachovia Securities, Inc. .........................................  129,375,000
Banc of America Securities LLC.....................................    3,750,000
Bear, Stearns & Co. Inc ...........................................    3,750,000
CIBC World Markets Corp............................................    3,750,000
Credit Suisse First Boston LLC.....................................    3,750,000
A.G. Edwards & Sons, Inc...........................................    3,750,000
Deutsche Bank Securities Inc. .....................................    3,750,000
H&R Block Financial Advisors, Inc. ................................    3,750,000
HSBC Securities (USA) Inc. ........................................    3,750,000
Lehman Brothers Inc. ..............................................    3,750,000
McDonald Investments Inc., a KeyCorp Company ......................    3,750,000
Prudential Securities Incorporated.................................    3,750,000
Quick & Reilly, Inc................................................    3,750,000
RBC Dain Rauscher Inc..............................................    3,750,000
Charles Schwab & Co., Inc..........................................    3,750,000
TD Waterhouse Investor Services, Inc. .............................    3,750,000
U.S. Bancorp Piper Jaffray Inc. ...................................    3,750,000
Wells Fargo Investment Services, LLC. .............................    3,750,000
ABN AMRO Incorporated .............................................    1,312,500
Advest, Inc........................................................    1,312,500
BB&T Capital Markets, a division of Scott and Stringfellow, Inc. ..    1,312,500
Robert W. Baird & Co. Incorporated ................................    1,312,500
Blaylock & Partners, L.P. .........................................    1,312,500
William Blair & Company, L.L.C ....................................    1,312,500
Crowell, Weeden & Co...............................................    1,312,500
Davenport & Company LLC ...........................................    1,312,500
D.A. Davidson & Co. ...............................................    1,312,500
Doley Securities, Inc..............................................    1,312,500
Fahnestock & Co. Inc. .............................................    1,312,500
Ferris, Baker Watts, Incorporated..................................    1,312,500
Fifth Third Securities, Inc........................................    1,312,500
J.J.B Hilliard, W.L. Lyons, Inc....................................    1,312,500
Janney Montgomery Scott LLC........................................    1,312,500
C.L. King & Associates, Inc. ......................................    1,312,500
Legg Mason Wood Walker, Incorporated ..............................    1,312,500
Mesirow Financial, Inc. ...........................................    1,312,500
Morgan Keegan & Company, Inc. .....................................    1,312,500
NatCity Investments, Inc. .........................................    1,312,500
Parker/Hunter Incorporated ........................................    1,312,500
Ramirez & Co., Inc.................................................    1,312,500
Raymond James & Associates, Inc. ..................................    1,312,500

Ryan Beck & Co. ...................................................    1,312,500
Southwest Securities, Inc. ........................................    1,312,500
Stifel, Nicolaus & Company, Incorporated...........................    1,312,500
SunTrust Capital Markets, Inc. ....................................    1,312,500
Utendahl Capital Partners, L.P. ...................................    1,312,500
Wedbush Morgan Securities Inc......................................    1,312,500
The Williams Capital Group, L.P. ..................................    1,312,500
                                                                   -------------
         Total ....................................................$ 750,000,000
                                                                   =============

         Prior to this offering, there has been no public market for the Notes. We intend to list the Notes on the New York Stock Exchange, and we expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the original issue date. In order to meet one of the requirements for listing the Notes, the Underwriters will undertake to sell the Notes to a minimum of 400 beneficial holders.

         The Notes are a new issue of securities with no established trading market. The Underwriters have advised us that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the Underwriters can assure you that the trading market for the Notes will be liquid.

         The Underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the Notes to dealers at the public offering price less a concession not to exceed $.50 per $25 Note. The Underwriters may allow, and dealers may reallow, a concession not to exceed $.45 per $25 Note on sales to other dealers. After the initial offering of the Notes to public, the representatives may change the public offering price and concessions.

         In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the Underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the Underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchase of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

         The Underwriters also may impose a penalty bid. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when Merrill Lynch, Pierce, Fenner & Smith Incorporated, in covering syndicate short positions or making stabilizing purchases, repurchase Notes originally sold by that syndicate member.

         Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the Underwriters commence any of these transactions, they may discontinue them at any time.

         We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriters may be required to make because of any of these liabilities.

         It is expected that delivery of the Notes will be made on or about the date specified on the cover page of this pricing supplement, which will be the fourth Business Day following the date of this pricing supplement. Under
Rule 15c6-1 of the Securities Act of 1933, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade Notes on the date of this pricing supplement or the next succeeding Business Day will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of Notes who wish to trade Notes on the date of this pricing supplement or the next succeeding Business Day should consult their own advisors.